EXHIBIT INDEX

(12) Tax opinion for merger of IDS Life Variable Annuity Fund A and IDS Life Variable Annuity Fund B into AXP Variable Portfolio - Core Equity Fund, a series of AXP Variable Portfolio - Select Series, Inc.

(16)      Directors/Trustees Power of Attorney dated July 7, 2004.